EXHIBIT 4.3


                                                                  April 14, 1992
                                                                 Our Ref: C/1193

To:
Galagraph Ltd.
P.O. Box 30,
Gedera
------


Dear Sirs,


                  Re: Assignment of TAT - E.T Export Agreement
                      For Heat Exchanger Production Line at Galagraph
                      -----------------------------------------------


Following the transfer of the Heat Exchanger production line from TAT to Galagraph, we hereby express our consent to act for the department at Galagraph, based on the conditions in place at TAT, in accordance with the Supplement to the Agreement dated September 1, 1990.

The conditions are as follows:
Galagraph shall pay IT Export a 10% handling fee for purchases, provided that the sum of such fee shall under no circumstances be greater than the sum of the fee had it been calculated on the basis of 5% of purchases and 5% of sales.




                                                        Yours sincerely,


                                                               (Sgd)
                                                        E.T Export Services Inc.


Y.A. / Y.N.


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                   Supplement to Agreement dated July 1, 1992

                                     Between


                             E.T Export Services Inc
                              (hereinafter: "E.T")

                                                               Of the First Part
                                                               -----------------


                                       And


                            TAT - Aero Equipment Ltd.
                              (hereinafter: "TAT")

                                                              Of the Second Part
                                                              ------------------


Whereas: there is an Agreement between the Parties, which contains various supplements which have been made from time to time (to be known hereinafter as the "Agreement"); and

Whereas: the Parties are desirous of updating and amending the fees owing to IT from TAT under the Agreement, all as set out below.


Therefore, it is agreed between the Parties as follows:
-------------------------------------------------------


1. The preamble to this Supplement to the Agreement constitutes an integral part of it.

2. TAT shall pay E.T a handing fee in the sum of 10% for purchases and 3% for sales, provided that the sum of such fee is in no event greater than the sum of the fee had it been calculated in accordance with a rate of 5% on purchases and 5% on sales under the Agreement.

3.       This Supplement to the Agreement shall commence on July 1, 1992.

4. Subject to the aforesaid, all the rest of the conditions and definitions of the Agreement shall apply to this Supplement to the Agreement.

In witness whereof, the Parties have hereunto set their hands:
--------------------------------------------------------------



------------------------                               -------------------------
E.T Export Services Inc.                               TAT - Aero Equipment Ltd.


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                                    Agreement
                                    ---------


Made and executed at Tel Aviv on October 1, 1981


Between:     TAT - Aero Equipment Ltd.
             (hereinafter: "TAT")


                                                              Of the First Part;
                                                              ------------------

And:         E.T Express Services Inc. [sic]
             (hereinafter: "E.T")


                                                             Of the Second Part;
                                                             -------------------


Whereas: TAT manufactures various products to be sold in North America, and is desirous of developing and promoting the marketing of its products there, via a separate company, and not as part of TAT itself; and

Whereas: TAT purchases the materials and components that it requires in order to manufacture its products, in North America; and

Whereas: E.T has provided marketing promotion services for TAT in North America in respect of TAT's products, and has handled purchasing operations for TAT in North America, and the Parties wish to set out the conditions of the contract between them;


Therefore, it is agreed and stipulated between the Parties as follows:


1. The preamble to this Agreement constitutes an integral part of it.

2. IT hereby declares that:

         (a) It has knowledge of TAT's products, and their nature, quality and utility.

         (b) It has knowledge of the potential markets in North America for sale of TAT's products.

         (c) It has knowledge of the various kinds of components and materials required by TAT to manufacture its products.



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



         (d) It has knowledge of the manufacturers and resellers in North America from whom it is possible to purchase the materials and components required by TAT to manufacture its products.

         (e) It is capable and prepared to handle the purchase of such materials and components in North America.

3.       (a)      It is agreed between the Parties that TAT reserves the
                  right to act alone or as it may see fit in promoting the sale of its products in North America, and in purchasing materials or components for the manufacture of its products in North
                  America, provided that it shall not harm E.T's right to a handling fee as set out below.

         (b) It is hereby clarified that E.T shall not be liable nor responsible in any way whatsoever for actual payments made by customers, although E.T shall provide TAT with collection services (not including expenses and legal services), and in any event, E.T shall be entitled to the handling fee even if the sums are not in fact collected, and even if TAT has allegations against the customers and/or the suppliers.

4.       TAT undertakes:

         (a) To provide E.T and its employees with all of the information required in order to market its products, including products being developed or in progress.

         (b) To provide E.T with one or more of its products, as required, at E.T's demand, for the purpose of fulfillment of its undertakings under this Agreement, in order to display such products to potential customers or to advertise same or to promote the marketing of same.

         (c) To provide E.T and its employees with all of the information required for purchasing the components and materials that it needs to manufacture its products, and that it intends to purchase in North America with the assistance of E.T.

         (d) In general, to cooperate with E.T and to do any act required for the development and promotion of marketing of TAT's products in North America, and to handle the purchase of materials or components for TAT in North America.

5. TAT Industries agrees that E.T shall present itself as a company operating for the promotion and development of the marketing of TAT's products, and as a company handling the purchase of materials and components for TAT.

6.       E.T undertakes:

         (a) To retain a skilled team for the performance of its undertakings under this Agreement.




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



         (b) To invest all time and effort required for the purpose of fulfilling its undertakings under this Agreement.

         (c) To respond to TAT's demands and to adjust its operations to comply with the marketing and purchasing policy set down by TAT.

         (d) To report to TAT from time to time, at TAT's demand, of all of its operations regarding promotion and development of marketing, and of all of its operations regarding the purchase of materials and components.

         (e) Not to represent manufacturers or companies or any legal or private entity, whose products compete with the products of TAT and not to do any act which might constitute competition to and/or harm and/or damage the marketing of TAT's products, or to the purchase of materials for TAT, without the prior written consent of TAT.

7.       (a)      In consideration for the fulfillment of all of E.T's
                  undertakings regarding the marketing of TAT's products under this Agreement, TAT undertakes to pay E.T a handling fee in the rate of 5% (five percent) of the value of the equipment exported by TAT to North America FOB, except in the case of payment of commissions to agents or other representatives of more than 5%.
                  In the event of such payment (to an agent or other representative) which is less than 5%, E.T shall be entitled to the difference between such payment and the aforesaid 5%.

         (b) In consideration for the fulfillment of all of E.T's undertakings relating to the handling of purchase of materials or components under this Agreement, TAT undertakes to pay E.T a handling fee in the rate of 5% (five percent) of the value of the materials and components purchased in North America FOB at port of export.

         (c) The handling fee for purchases and sales as set out in paragraphs (a) and (b) above (hereinafter: the "Handling Fee") shall not include expenses for transportation, insurance, taxes, customs duties, or any other expense whether in Israel or in North America relating to the dispatch and handling of goods, but shall include office expenses (including telephone and telex) and the overheads of E.T (except for special or one-time or exceptional expenses).

8.       The Handling Fee shall be paid as follows:

         (a) In the event of purchase by TAT as aforesaid, TAT shall pay the Handling Fee to E.T no later than the date of payment of the price to the supplier.

         (b) E.T shall be entitled to set off of the Handling Fee for purchases or sales made up to the date of set-off, against any amount owing to TAT.



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



         (c) Accounts shall be settled between the Parties with respect to the Handling Fee owing to E.T for purchases and sales effected during the previous three months, and sums not set off or paid as set out in paragraphs (a) and (b) above shall be paid by TAT to IT within 15 days of the end of such three-month period.

         (d) It is hereby declared that E.T shall be entitled to demand advance payments from TAT for the Handling Fee, provided that E.T sets out its demands regarding the anticipated scope of operations and results.

         (e) 30 days after the end of TAT's financial year, the Parties shall effect adjustments and the Party owing, as the case may be, shall pay the Party owed, the sums owing to it in respect of the previous year.

9. This Agreement shall be in force from October 1, 1981 and any Handling Fee in respect of purchases or sales effected (FOB at port) prior to such date shall be in accordance with previous arrangements.


                  In witness whereof, the Parties have hereunto set their hands:



------------------------                                    -------------------
TAT- Aero Equipment Ltd.                                    E.T Export Services

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